UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 25, 2016

Nuverra Environmental Solutions, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33816	26-0287117
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14624 N. Scottsdale Road, Suite #300, Scottsdale, Arizona	85254
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 903-7802

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On January 25, 2016, Nuverra Environmental Solutions, Inc. (the “Company”) and Mark D. Johnsrud, the Company’s Chairman and Chief Executive Officer, entered into the First Amendment (the “Amendment”) to Executive Employment Agreement, dated November 30, 2012, between the Company and Mr. Johnsrud. The Amendment has an effective date of January 1, 2016. The Amendment (i) reduces Mr. Johnsrud’s annual base salary from $700,000 to $1.00 for calendar year 2016, (ii) states that the Company will provide to Mr. Johnsrud the employee-paid portion of the Company-provided health plan as a taxable benefit, and (iii) clarifies that the level of base salary to be used for purposes of calculating severance payments in connection with specified voluntary resignation for good reason or corporate change of control events will be based upon $700,000. The reduction in Mr. Johnsrud’s annual base salary is completely voluntary and may be increased at any time by the Compensation Committee in its sole discretion or by Mr. Johnsrud to an amount not exceeding $700,000 per annum upon giving at least thirty (30) days advance written notice to the Compensation Committee.

The foregoing description of the Amendment is only a summary and does not purport to be a complete description of the terms and condition under the Amendment, and such description is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 10.1 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	First Amendment to Executive Employment Agreement, dated January 25, 2016, between the Company and Mr. Johnsrud

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

Date: January 25, 2016	By:	/s/ Joseph M. Crabb
Name: Joseph M. Crabb

Title: Executive Vice President and Chief Legal Officer

Exhibit Number	Description

10.1	First Amendment to Executive Employment Agreement, dated January 25, 2016, between the Company and Mr. Johnsrud